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                                              													     Exhibit 12


				                CAROLINA TELEPHONE AND TELEGRAPH COMPANY
			            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
			                       		 (Thousands of Dollars)


				                           Three Months Ending    Six Months Ending
				                             				June 30,              June 30,
					                        		-------------------    -----------------
	                       						     (Unaudited)           (Unaudited)

							                            1995       1994       1995      1994
                     							       ----       ----       ----      ----

Net income                      $ 24,706   $ 28,210   $ 46,490  $ 48,780

Capitalized interest                 (61)       (34)      (115)      (71)

Income tax provision              15,275     19,421     28,871    29,172
                         							--------   --------   --------  --------

Subtotal                          39,920     47,597     75,246    77,881

Fixed charges
   Interest charges                6,029      5,351     11,355    10,642
   Interest factor of operating
     rents                           592        328      1,155       728
                         							--------   --------   --------  --------
Total fixed charges                6,621      5,679     12,510    11,370
						                         	--------   --------   --------  --------

Earnings, as adjusted           $ 46,541   $ 53,276   $ 87,756  $ 89,251
                         							========   ========   ========  ========
Ratio of earnings to fixed
   charges                          7.03       9.38       7.01      7.85
								                            ====       ====       ====      ====















NOTE: The above ratios have been computed by dividing fixed charges into the sum of (a) net income less capitalized interest included in income, (b) income taxes, and (c) fixed charges. Fixed charges consist of interest on all indebtedness (including amortization of debt issuance expenses) and the interest component of operating rents.
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